EXHIBIT 17.2


RESIGNATION OF RUSTY GRAMIAK AS AN OFFICER AND DIRECTOR OF NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation



I, Rusty Gramiak, hereby resign all my capacities as a director of NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation (the "Company") effective February 20, 2004. My resignation is not because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Further, I release the Company from any and all obligations they may have to me as well as from any and all claims (asserted or not asserted) to date.




/s/ Rusty Gramiak                                       2/20/2004
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Rusty Gramiak                                           Date